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                                                                    Exhibit 99.1



       TRICORD SYSTEMS ANNOUNCES RESIGNATION OF VP OF PRODUCT DEVELOPMENT

MINNEAPOLIS, MN - (APRIL 11, 2002) - Tricord Systems, Inc. (Nasdaq: TRCD) today announced that vice president of product development Kerry Yndestad has resigned. Although no successor is being named at this time, Tricord will be commencing a search for a replacement for Mr. Yndestad as soon as practicable. Ed Pearsall, vice president of operations, will temporarily assume the duties of VP of product development until Mr. Yndestad's permanent replacement is found.

"We wish Kerry well and thank him for his efforts here at Tricord," said Keith Thorndyke, chief executive officer of Tricord. "Looking forward, we plan to continue building our business by aggressively pursuing the opportunities we uncover in the server appliance market, where we believe our high availability value proposition will resonate with channel partners and customers."

ABOUT TRICORD SYSTEMS

Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is designed for applications including general file serving, virtual workplace solutions, digital imaging, and security. Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements in this press release concerning the Company's future growth plans are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those predicted. Among the factors that could cause such results



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to differ materially are: the Company's ability to maintain the listing of its common stock on the Nasdaq SmallCap market, raise additional capital, generate revenues at a level necessary to support its business, establish and maintain the market acceptance of its products in light of changing market conditions, detect the presence of and correct any software errors, respond to changes in technology and industry standards, enter into partner relationships or otherwise develop distribution capabilities, protect and enforce its intellectual property rights, hire and retain required personnel, as well as the potential dilution to the Company's common stockholders upon any conversion of the Company's Series E Preferred Stock.


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MEDIA CONTACTS:
Tracey Floming, Tricord
720-548-4137

INVESTOR CONTACT:
Investor Relations
763-551-6402




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